Back to Form 8-K	Exhibit 99.1

WELLCARE REPORTS FIRST QUARTER 2019 RESULTS
TAMPA, Fla. (Apr. 30, 2019) - WellCare Health Plans, Inc. (NYSE: WCG) (“WellCare”) today reported results for the quarter ended March 31, 2019. As determined under generally accepted accounting principles (GAAP), net income for the first quarter of 2019 was $151.4 million, or $2.98 per diluted share. Adjusted net income for the first quarter of 2019 was $187.6 million, or $3.69 per diluted share.
“We’re pleased with our strong revenue and earnings growth in the quarter,” said Ken Burdick, WellCare’s chief executive officer. “While we pursue the approvals for our recently announced combination with Centene, we continue to focus on serving our 6.3 million members on behalf of our government partners.”

Key Metrics	1Q19	1Q18
Earnings per diluted share (EPS) (GAAP)	$2.98	$2.25
Adjusted EPS(1)	$3.69	$2.47
Net income margin (GAAP)	2.2%	2.2%
Adjusted net income margin(1)	2.8%	2.5%

Total Revenue (GAAP) ($ millions)	$6,762.2	$4,646.2
Adjusted Total Revenue(1) ($ millions)	$6,730.5	$4,549.4

Revenue ($ millions):
Medicaid Health Plans (GAAP)	$4,473.5	$2,809.9
Adjusted Medicaid Health Plans(1)	$4,441.8	$2,713.1
Medicare Health Plans	$1,843.1	$1,556.5
Medicare Prescription Drug Plans (PDP)	$288.8	$259.9

Segment Medical Benefits Ratios (MBR):
Medicaid Health Plans (GAAP)	89.9%	86.3%
Adjusted Medicaid Health Plans(1)	90.6%	89.4%
Medicare Health Plans	84%	84.0%
Medicare Prescription Drug Plans (PDP)	89.5%	88.7%

Selling, General and Administrative (SG&A) Ratio (GAAP)	7.5%	7.7%
Adjusted SG&A Ratio(1)	7.3%	7.8%

(1)	Refer to the Basis of Presentation for a discussion of these adjusted (non-GAAP) financial measures

Key Highlights

•	GAAP and adjusted total revenue of $6.8 billion and $6.7 billion for the first quarter of 2019 increased 45.5 percent and 47.9 percent respectively, compared with the first quarter of 2018.

•	GAAP and adjusted Medicaid Health Plans revenue of $4.5 billion and $4.4 billion for the first quarter of 2019 increased 59.2 and 63.7 percent, respectively, compared with the first quarter of 2018.

•	Medicare Health Plans revenue of $1.8 billion for the first quarter of 2019 increased 18.4 percent compared with the first quarter of 2018.

•	Medicare PDP membership was approximately 1.6 million as of March 31, 2019, and increased by approximately 557,000 members, or 51.9 percent, compared with March 31, 2018.

•	GAAP and adjusted SG&A ratios for the first quarter of 2019 decreased approximately 20 basis points and 50 basis points, respectively, compared with the first quarter of 2018.

•	GAAP net income margin of 2.2 percent was consistent with the first quarter of 2018 and adjusted net income margin of 2.8 percent increased by 30 basis points compared with the first quarter of 2018.

•
On March 26, 2019, WellCare entered into an Agreement and Plan of Merger (“Merger Agreement”) with Centene in which Centene has agreed to acquire all of the issued and outstanding shares of WellCare common stock for $120 cash and 3.38 shares of Centene common stock per share of WellCare common stock, subject to regulatory approval and other customary closing conditions. The transaction is expected to close in the first half of 2020.
2019 Financial Outlook
Due to the pending merger with Centene, WellCare is not currently providing updated financial guidance.
Consolidated Operations Results
GAAP net income for the first quarter of 2019 was $151.4 million, or $2.98 per diluted share, compared with GAAP net income of $101.7 million, or $2.25 per diluted share, for the first quarter of 2018. Adjusted net income for the first quarter of 2019 was $187.6 million, or $3.69 per diluted share, compared with adjusted net income of $111.8 million, or $2.47 per diluted share, for the first quarter of 2018. The year-over-year increase in GAAP and adjusted net income primarily reflect growth across all business segments and continued operational execution.

GAAP net income margin for the first quarter of 2019 was 2.2 percent compared with 2.2 percent for the first quarter of 2018. Adjusted net income margin for the first quarter of 2019 was 2.8 percent compared with 2.5 percent for the first quarter of 2018.

GAAP and adjusted total revenue of $6.8 billion and $6.7 billion for the first quarter of 2019 increased 45.5 percent and 47.9 percent, respectively, compared with the first quarter of 2018. The year-over-year increases in GAAP and adjusted total revenue were primarily the result of the company’s 2018 acquisition of Meridian and net organic growth across all business segments, partially offset by the effect of the 2019 ACA Health Insurer Fee (HIF) moratorium.

GAAP SG&A expense was $503.8 million for the first quarter of 2019 compared with $355.9 million for the first quarter of 2018. Adjusted SG&A expense was $494.0 million for the first quarter of 2019 compared with $353.1 million for the first quarter of 2018. The year-over-year increases in GAAP and adjusted SG&A expense were primarily the result of the company’s growth and variable long-term management incentive compensation due to the company’s share price performance.

The GAAP SG&A expense ratio was 7.5 percent in the first quarter of 2019 compared with 7.7 percent in the first quarter of 2018. The adjusted SG&A expense ratio was 7.3 percent in the first quarter of 2019 compared with 7.8 percent in the first quarter of 2018. The decreases in GAAP and adjusted SG&A expense ratios reflect improved operating leverage as a result of the company’s growth.
Medicaid Health Plans Segment Results
Medicaid Health Plans membership was 4.1 million as of March 31, 2019 and increased by approximately 1.4 million members, or 52.3 percent, compared with March 31, 2018. The increase was primarily due to the company’s 2018 acquisition of Meridian as well as net organic growth.
GAAP and adjusted Medicaid Health Plans revenue was $4.5 billion and $4.4 billion, respectively, for the first quarter of 2019, an increase of 59.2 percent and 63.7 percent, respectively, compared with the first quarter of 2018. The increases in GAAP and adjusted premium revenue were primarily the result of the company’s 2018 acquisition of Meridian and net organic growth. The increase in GAAP Medicaid Health Plans revenue was partially offset by the effect of the 2019 ACA HIF moratorium.

The GAAP Medicaid Health Plans MBR was 89.9 percent for the first quarter of 2019 compared with 86.3 percent for the first quarter of 2018. The increase in the GAAP Medicaid Health Plans MBR was primarily due to the company’s 2018 acquisition of Meridian, net organic growth and the effect of the 2019 ACA HIF moratorium, partially offset by continued operational execution. The adjusted Medicaid Health Plans MBR was 90.6 percent for the first quarter of 2019 compared with 89.4 percent for the first quarter of 2018, primarily as a result of the company’s 2018 acquisition of Meridian and net organic growth, partially offset by continued operational execution.
Medicare Health Plans Segment Results
Medicare Health Plans membership was approximately 558,000 as of March 31, 2019 and increased by approximately 52,000 members, or 10.3 percent, compared with March 31, 2018. The increase was due to the company’s 2018 acquisition of Meridian and organic growth.

Medicare Health Plans revenue was $1.8 billion for the first quarter of 2019 and increased by 18.4 percent compared with the first quarter of 2018. The increase was due to organic growth and the company’s 2018 acquisition of Meridian.

The Medicare Health Plans MBR for the first quarter of 2019 was 84.0 percent and was consistent with the first quarter of 2018.
Medicare Prescription Drug Plans (PDP) Segment Results
Medicare PDP membership was approximately 1.6 million as of March 31, 2019, and increased by approximately 557,000 members, or 51.9 percent, compared with March 31, 2018. The increase was primarily a result of organic growth through a new enhanced product offering in 2019.

Medicare PDP revenue of $288.8 million for the first quarter of 2019 increased by 11.1 percent compared with the first quarter of 2018. The increase was primarily a result of organic growth through a new enhanced product offering in 2019.

The Medicare PDP segment MBR for the first quarter of 2019 was 89.5 percent, compared with 88.7 percent for the first quarter of 2018. The increase was primarily a result of the company’s 2019 bid strategy partially offset by the performance of the company’s new enhanced product offering and continued operational execution.
Operating Cash Flow and Financial Condition
Net cash used in operating activities was $30.0 million for the three months ended March 31, 2019, compared with net cash provided by operating activities of $445.7 million for the three months ended March 31, 2018. The year-over-year decrease in operating cash flow is primarily due to the timing of premium-related payments from the company's government partners, partially offset by higher earnings in the first quarter of 2019.

As of March 31, 2019, unregulated cash and investments were approximately $296.4 million, compared with $561.3 million as of March 31, 2018.

Days in claims payable (DCP) was 49.5 days as of March 31, 2019 compared with 50.2 days as of March 31, 2018 and 52.2 days as of December 31, 2018. The slight year-over-year decrease in DCP was due to lower claims inventory.

Conference Call and Webcast
A discussion of WellCare’s first quarter 2019 results will be available via a conference call and webcast today at 8:00 a.m. ET. The company will not be taking questions during the conference call.

The conference call will be webcast from the company's website and will be available at the following link: https://services.choruscall.com/links/wcg190430.html. The webcast should be accessed a few minutes prior to the conference call start time. A replay of the webcast will be available for 90 days following the conclusion of the broadcast and will be accessible on the company's website at http://ir.wellcare.com/Event.

The conference call can also be accessed by pre-registering using the following link: http://dpregister.com/10129180. Callers who pre-register will be given dial-in instructions and a unique PIN to gain immediate access to the call. Participants may pre-register now, or at any time prior to the call, and will receive simple instructions via email.

For those parties who do not have internet access or are unable to pre-register, the conference call may be accessed by calling:

Domestic participant dial-in number (toll-free):	1-844-492-3724
International participant dial-in number	1-412-542-4185

A telephonic replay will be available until midnight ET on Tuesday, May 7, 2019. This replay may be accessed by dialing either of the numbers below and entering the replay access code 10129180:

Domestic replay (toll-free) number:	1-877-344-7529
International replay number:	1-412-317-0088

About WellCare Health Plans, Inc.

Headquartered in Tampa, Fla., WellCare Health Plans, Inc. (NYSE: WCG) focuses primarily on providing government-sponsored managed care services to families, children, seniors and individuals with complex medical needs primarily through Medicaid, Medicare Advantage and Medicare Prescription Drug Plans, as well as individuals in the Health Insurance Marketplace. WellCare serves approximately 6.3 million members nationwide as of March 31, 2019. For more information about WellCare, please visit the company's website at at www.wellcare.com.

Basis of Presentation
Discontinued Operations
In 2016, Universal American, a subsidiary of WellCare, completed the sale of its life insurance business while retaining ownership of the life insurance subsidiary. Universal American entered into a 100% quota-share reinsurance treaty with the buyer, which, among other treaties, resulted in the reinsurance of all of the life insurance policies underwritten by the retained subsidiary. Accordingly, the discontinued business has not materially affected WellCare’s results of operations for the periods presented in this news release. For additional information, refer to Note 17-Discontinued Operations within the Consolidated Financial Statements included in the company’s Annual Report on Form 10-K for the period ended December 31, 2018.
Non-GAAP Financial Measures
In addition to results determined under GAAP, WellCare provides certain non-GAAP financial measures that management believes are useful in assessing the company’s performance. Non-GAAP financial measures should be considered in addition to, but not as a substitute for, or superior to, financial measures prepared in accordance with GAAP. The company has provided a reconciliation of the historical non-GAAP financial measures with the most directly comparable financial measure calculated in accordance with GAAP.

Earnings per share, net income and, as noted below, other specific operating and financial measures have been adjusted for the effect of certain expenses, and as appropriate, the related tax effect, related to previously disclosed government investigations and related litigation and resolution costs (“investigation costs”) in 2018; amortization expense associated with acquisitions (“acquisition-related amortization expenses”); and certain one-time transaction and integration costs related to the proposed acquisition by Centene and acquisitions of Universal American, Meridian and Aetna Part D membership (“transaction and integration costs”).

Although the excluded items may recur, WellCare believes that by providing non-GAAP measures exclusive of these items, it facilitates period-over-period comparisons and provides additional clarity about events and trends affecting its core operating performance, as well as providing comparability to competitor results. The investigation costs are related to a discrete incident which management does not expect to reoccur. WellCare has adjusted for acquisition-related amortization expenses as these transactions do not directly relate to the servicing of products for our customers and are not directly related to the core performance of its business operations. The other costs mentioned above are related to specific events, which do not reflect the underlying ongoing performance of the business.

In addition, because reimbursements for Medicaid premium tax and the 2018 Medicaid-associated ACA industry fee are both included in the premium rates or reimbursement established in certain Medicaid contracts and also recognized separately as a component of expense, the company excludes these reimbursements from premium revenue and total revenue when calculating key ratios as the company believes that these components are not indicative of operating performance.

The company is not able to project at the time of this news release the amount of expenses associated with transaction and integration costs and, therefore, cannot reconcile projected non-GAAP measures affected by these items to projected GAAP measures.

Following is a description of the adjustments made to GAAP measures used to calculate the non-GAAP measures used in this news release.
Adjusted total revenue (non-GAAP) = total revenue (GAAP) less Medicaid premium taxes revenue and 2018 ACA industry fee reimbursement.
Adjusted premium revenue (non-GAAP) = premium revenue (GAAP) less Medicaid premium taxes revenue and 2018 ACA industry fee reimbursement. The company’s adjusted Medicaid Health Plans segment premium revenue uses this non-GAAP definition of adjusted premium revenue.
MBR (GAAP) = medical benefits expense divided by premium revenue (GAAP).
Adjusted MBR (non-GAAP) = medical benefits expense divided by adjusted premium revenue. The company’s adjusted Medicaid Health Plans segment MBR uses this non-GAAP definition of adjusted MBR.
SG&A expense ratio (GAAP) = SG&A expense (GAAP) divided by total revenue (GAAP).
Adjusted SG&A expense (non-GAAP) = SG&A expense (GAAP) less 2018 investigation costs and transaction and integration costs.
Adjusted SG&A ratio (non-GAAP) = adjusted SG&A expense divided by adjusted total revenue.
Adjusted depreciation & amortization (non-GAAP) = depreciation & amortization expense (GAAP) less acquisition-related amortization expenses.
Adjusted income before taxes (non-GAAP) = income before income taxes (GAAP) less 2018 investigation costs, acquisition-related amortization expenses, and transaction and integration costs.
Adjusted income tax expense (non-GAAP) = income tax associated with the applicable adjusted income before taxes, based on the applicable effective income tax rate.
Adjusted effective income tax rate (non-GAAP) = adjusted income tax expense divided by adjusted income before taxes.
Adjusted net income (non-GAAP) = adjusted income before taxes less adjusted income tax expense.
Net income margin (GAAP) = net income (GAAP) divided by total revenue (GAAP).
Adjusted net income margin (non-GAAP) = adjusted net income divided by adjusted total revenue.
Adjusted earnings per diluted share (non-GAAP) = adjusted net income divided by weighted average common shares outstanding on a fully diluted basis.

Cautionary Statement on Forward-Looking Statements
All statements, other than statements of current or historical fact, contained in this communication are forward-looking statements. Without limiting the foregoing, forward-looking statements often use words such as “believe,” “anticipate,” “plan,” “expect,” “estimate,” “intend,” “seek,” “target,” “goal,” “may,” “will,” “would,” “could,” “should,” “can,” “continue” and other similar words or expressions (and the negative thereof). We intend such forward-looking statements to be covered by the safe-harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we are including this statement for purposes of complying with these safe-harbor provisions. In particular, these statements include, without limitation, statements about our future operating or financial performance, market opportunity, growth strategy, competition, expected activities in completed and future acquisitions, including statements about the impact of Centene Corporation’s (“Centene”) proposed acquisition of WellCare Health Plans, Inc. (“WellCare”) (the “Centene Transaction”), investments and the adequacy of our available cash resources.
These forward-looking statements reflect our current views with respect to future events and are based on numerous assumptions and assessments made by us in light of our experience and perception of historical trends, current conditions, business strategies, operating environments, future developments and other factors we believe appropriate. By their nature, forward-looking statements involve known and unknown risks and uncertainties and are subject to change because they relate to events and depend on circumstances that will occur in the future, including economic, regulatory, competitive and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions.
All forward-looking statements included in this filing are based on information available to us on the date of this communication. Except as may be otherwise required by law, we undertake no obligation to update or revise the forward-looking statements included in this communication, whether as a result of new information, future events or otherwise, after the date of this filing. You should not place undue reliance on any forward-looking statements, as actual results may differ materially from projections, estimates, or other forward-looking statements due to a variety of important factors, variables and events including, but not limited to, the following: (i) the risk that regulatory or other approvals required for the Centene Transaction may be delayed or not obtained or are obtained subject to conditions that are not anticipated that could require the exertion of management’s time and our resources or otherwise have an adverse effect on WellCare; (ii) the risk that Centene’s stockholders do not approve the issuance of shares of Centene common stock in the Centene Transaction; (iii) the risk that WellCare’s stockholders do not adopt the merger agreement; (iv) the possibility that certain conditions to the consummation of the Centene Transaction will not be satisfied or completed on a timely basis and accordingly the Centene Transaction may not be consummated on a timely basis or at all; (v) uncertainty as to the expected financial performance of the combined company following completion of the Centene Transaction; (vi) the possibility that the expected synergies and value creation from the Centene Transaction will not be realized, or will not be realized within the expected time period; (vii) the exertion of management’s time and our resources, and other expenses incurred and business changes required, in connection with complying with the undertakings in connection with any regulatory, governmental or third party consents or approvals for the Centene Transaction; (viii) the risk that unexpected costs will be incurred in connection with the completion and/or integration of the Centene Transaction or that the integration of WellCare will be more difficult or time consuming than expected; (ix) the risk that potential litigation in connection with the Centene Transaction may affect the timing or occurrence of the Centene Transaction or result in significant costs of defense, indemnification and liability; (x) a downgrade of the credit rating of WellCare’s indebtedness, which could give rise to an obligation to redeem existing indebtedness; (xi) unexpected costs, charges or expenses resulting from the Centene Transaction; (xii) the possibility that competing offers will be made to acquire Centene; (xiii) the inability to retain key personnel; (xiv) disruption from the announcement, pendency and/or completion of the Centene Transaction, including potential adverse reactions or changes to business relationships with customers, employees, suppliers or regulators, making it more difficult to maintain business and operational relationships; and (xv) the risk that, following the Centene Transaction, the combined company may not be able to effectively manage its expanded operations.
Additional factors that may cause actual results to differ materially from projections, estimates, or other forward-looking statements include, but are not limited to, the following: (i) WellCare’s progress on top priorities such as integrating care management, advocating for our members, building advanced relationships with providers and government partners, ensuring a competitive cost position, and delivering prudent, profitable growth, (ii) WellCare’s ability to effectively identify, estimate and manage growth, (iii) the ability to achieve accretion to WellCare’s earnings, revenues or other benefits expected, (iv) disruption to business relationships, operating results, and business generally of WellCare, (v) potential reductions in Medicaid and Medicare revenue, (vi) WellCare’s ability to estimate and manage medical benefits expense effectively, including through its vendors, (vii) WellCare’s ability to negotiate actuarially sound rates, especially in new programs with limited experience, (viii) WellCare’s ability to improve healthcare quality and access, (ix) the appropriation and payment by state governments of Medicaid premiums receivable, (x) the outcome of any protests and litigation related to Medicaid awards, (xi) the approval of Medicaid contracts by the Centers for Medicare & Medicaid Services, (xii) any changes to the programs or contracts, (xiii) WellCare’s ability to address operational challenges related to new business and (xiv) WellCare’s ability to meet the requirements of readiness reviews.
This list of important factors is not intended to be exhaustive. We discuss certain of these matters more fully, as well as certain other factors that may affect our business operations, financial condition and results of operations, in our filings with the Securities and Exchange Commission (the “SEC”), including our Annual Report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. Due to these important factors and risks, we cannot give assurances with respect to our future performance, including without limitation our ability to maintain adequate premium levels or our ability to control our future medical and selling, general and administrative costs.
CONTACTS:

Investor:	Media:
Beau Garverick	Kimbrel Arculeo
Tel: 813-206-2329	Tel: 813-206-5428
beau.garverick@wellcare.com	kimbrel.arculeo@wellcare.com

Matt Humphries
Tel: 813-206-6096
matt.humphries@wellcare.com

WELLCARE HEALTH PLANS, INC.
MEMBERSHIP INFORMATION
(Unaudited)
				Change from
				December 31, 2018		March 31, 2018
	March 31, 2019	December 31, 2018	March 31, 2018	Change	% Change	Change	% Change
Medicaid Health Plans Membership by State:
Florida	1,008,000	777,000	744,000	231,000	29.7%	264,000	35.5%
Illinois	801,000	842,000	123,000	(41,000)	(4.9)%	678,000	551.2%
Michigan	502,000	500,000	—	2,000	0.4%	502,000	—%
Georgia	492,000	493,000	515,000	(1,000)	(0.2)%	(23,000)	(4.5)%
Kentucky	445,000	444,000	459,000	1,000	0.2%	(14,000)	(3.1)%
Other states	873,000	875,000	864,000	(2,000)	(0.2)%	9,000	1.0%
Total Medicaid Health Plans Membership (1)	4,121,000	3,931,000	2,705,000	190,000	4.8%	1,416,000	52.3%

Medicaid Health Plans Membership by Program:
TANF	3,437,000	3,322,000	2,254,000	115,000	3.5%	1,183,000	52.5%
SSI, ABD, Duals and LTSS	503,000	442,000	301,000	61,000	13.8%	202,000	67.1%
CHIP and other	181,000	167,000	150,000	14,000	8.4%	31,000	20.7%
Total Medicaid Health Plans Membership (1)	4,121,000	3,931,000	2,705,000	190,000	4.8%	1,416,000	52.3%

Medicare Health Plans:
Medicare Advantage by State:
Florida	104,000	96,000	97,000	8,000	8.3%	7,000	7.2%
Texas	98,000	102,000	104,000	(4,000)	(3.9)%	(6,000)	(5.8)%
New York	89,000	88,000	88,000	1,000	1.1%	1,000	1.1%
Other states	267,000	259,000	217,000	8,000	3.1%	50,000	23.0%
Total Medicare Health Plans (1)	558,000	545,000	506,000	13,000	2.4%	52,000	10.3%

Medicare Prescription Drug Plans	1,630,000	1,057,000	1,073,000	573,000	54.2%	557,000	51.9%

Health Insurance Marketplace	7,000	5,000	—	2,000	40.0%	7,000	—%

Total Membership	6,316,000	5,538,000	4,284,000	778,000	14.0%	2,032,000	47.4%

(1) Medicaid Health Plans and Medicare Health Plans membership includes members who are dually-eligible and participate in both our Medicaid and Medicare programs. The dually-eligible membership was 74,000, 68,000 and 51,000 at March 31, 2019, December 31, 2018 and March 31, 2018, respectively.

WellCare Health Plans, Inc.
Selected Data From Consolidated Statements of Comprehensive Income
(Unaudited; dollars in millions except share and per share data)

	For the Three Months Ended March 31,
	2019	2018
Revenues:
Premium	$6,577.7	$4,529.5
Medicaid premium taxes	31.7	32.1
ACA industry fee reimbursement	—	64.7
Total premium	6,609.4	4,626.3
Products and services	115.8	—
Investment and other income	37.0	19.9
Total revenues	6,762.2	4,646.2

Expenses:
Medical benefits	5,831.7	3,962.0
Costs of products and services	111.8	—
Selling, general and administrative	503.8	355.9
ACA industry fee	—	81.5
Medicaid premium taxes	31.7	32.1
Depreciation and amortization	69.6	36.4
Interest	29.5	17.1
Total expenses	6,578.1	4,485.0
Income before income taxes and equity in losses of unconsolidated subsidiaries	184.1	161.2
Equity in earnings (losses) of unconsolidated subsidiaries	0.8	(2.7)
Income before income taxes	184.9	158.5
Income tax expense (benefit)	33.5	56.8
Net income	$151.4	$101.7

Earnings per common share:
Basic	$3.02	$2.28
Diluted	$2.98	$2.25

Weighted average common shares outstanding:
Basic	50,100,509	44,605,892
Diluted	50,842,304	45,196,127

WellCare Health Plans, Inc.
Consolidated Balance Sheets
(Unaudited; dollars in millions except share data)

	March 31, 2019	December 31, 2018
Assets
Current Assets:
Cash and cash equivalents	$3,235.3	$3,653.9
Short-term investments	968.6	830.1
Premiums receivable, net	1,567.6	1,223.4
Pharmacy rebates receivable, net	550.0	460.6
Funds receivable for the benefit of members	331.6	187.3
Prepaid expenses and other current assets, net	1,127.6	477.1
Total current assets	7,780.7	6,832.4

Property, equipment and capitalized software, net	424.9	428.2
Goodwill	2,206.4	2,227.7
Other intangible assets, net	986.0	996.2
Long-term investments	1,057.6	813.2
Restricted cash, cash equivalents and investments	274.3	234.7
Other assets	268.8	18.7
Assets of discontinued operations (a)	207.2	213.6
Total Assets	$13,205.9	$11,764.7

Liabilities and Stockholders' Equity
Current Liabilities:
Medical benefits payable	$3,212.6	$2,897.4
Unearned premiums	16.9	1.4
Accounts payable and accrued expenses	1,304.9	964.6
Funds payable for the benefit of members	1,051.8	693.3
Other payables to government partners	491.1	458.9
Total current liabilities	6,077.3	5,015.6

Deferred income tax liability	149.0	134.2
Long-term debt, net	2,127.3	2,126.4
Other liabilities	253.9	34.9
Liabilities of discontinued operations (a)	207.2	213.6
Total liabilities	8,814.7	7,524.7

Commitments and contingencies

Stockholders' Equity:
Preferred stock, $0.01 par value (20,000,000 authorized, no shares issued or outstanding)	—	—
Common stock, $0.01 par value (100,000,000 authorized, 50.302.215 and 49,993,219 shares issued and outstanding at March 31, 2019 and December 31, 2018, respectively)	0.5	0.5
Paid-in capital	1,967.1	1,981.1
Retained earnings	2,418.7	2,267.3
Accumulated other comprehensive loss	4.9	(8.9)
Total Stockholders' Equity	4,391.2	4,240.0
Total Liabilities and Stockholders' Equity	$13,205.9	$11,764.7
(a) Refer to the basis of presentation for a discussion of discontinued operations.

WellCare Health Plans, Inc.
Consolidated Statements of Cash Flows
(Unaudited; dollars in millions)

	For the Three Months Ended March 31,
	2019	2018
Cash flows from operating activities:
Net income	$151.4	$101.7
Adjustments to reconcile net income to cash flows from operating activities:
Depreciation and amortization	69.6	36.4
Stock-based compensation expense	22.8	12.1
Deferred taxes, net	6.6	(19.5)
Other, net	10.1	5.1
Changes in operating accounts, net of effects from acquisitions:
Premiums receivable, net	(348.5)	(187.9)
Pharmacy rebates receivable, net	(89.4)	(45.6)
Medical benefits payable	315.2	64.0
Unearned premiums	15.5	527.0
Other payables to government partners	32.2	(15.8)
Prepaid and other current assets	(110.9)	(7.4)
Accrued liabilities and other, net	(104.6)	(24.4)
Net cash (used in) provided by operating activities	(30.0)	445.7

Cash flow from investing activities:
Purchases of investments	(979.0)	(387.9)
Proceeds from sales and maturities of investments	529.6	171.5
Additions to property, equipment and capitalized software, net	(38.1)	(24.2)
Net cash used in investing activities	(487.5)	(240.6)

Cash flows from financing activities:
Repurchase and retirement of shares to satisfy employee tax withholding requirements	(36.8)	(20.2)
Funds (paid) received for the benefit of members, net	170.7	416.2
Other, net	1.3	21.4
Net cash provided by financing activities	135.2	417.4

(Decrease) increase in cash, cash equivalents and restricted cash and cash equivalents	(382.3)	622.5
Balance at beginning of period	3,716.6	4,263.0
Balance at end of period	$3,334.3	$4,885.5

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for taxes	$6.7	$2.0
Cash paid for interest	$54.6	$32.1

SUPPLEMENTAL DISCLOSURES OF NON-CASH TRANSACTIONS:
Non-cash additions to property, equipment, and capitalized software	$5.8	$3.0

WELLCARE HEALTH PLANS, INC.
SUPPLEMENTAL INFORMATION
SELECTED SEGMENT INFORMATION
(Unaudited; dollars in millions)

	For the Three Months Ended March 31,
	2019	2018
Medicaid Health Plans Segment:
Premium Revenue (GAAP)	$4,473.5	$2,809.9
Medicaid premium taxes	(31.7)	(32.1)
ACA industry fee reimbursement	—	(64.7)
Adjusted premium revenue (a)	4,441.8	2,713.1

Medical benefits expense	4,022.7	2,424.4

Medical benefits ratio (GAAP)	89.9%	86.3%
Adjusted medical benefits ratio(a)	90.6%	89.4%

Medicare Health Plans Segment (GAAP):
Premium revenue	$1,843.1	$1,556.5
Medical benefits expense	1,548.2	1,307.1
Medical benefits ratio	84.0%	84.0%

Prescription Drug Plans Segment (GAAP):
Premium revenue	$288.8	$259.9
Medical benefits expense	258.4	230.5
Medical benefits ratio	89.5%	88.7%

Corporate and Other (GAAP):
Premium revenue	$4.0	$—
Medical benefits expense	2.4	—

Total Company:
Premium Revenue (GAAP)	$6,609.4	$4,626.3
Medicaid premium taxes	(31.7)	(32.1)
ACA industry fee reimbursement	—	(64.7)
Adjusted premium revenue (a)	6,577.7	4,529.5

Medical benefits expense	5,831.7	3,962.0

Medical benefits ratio (GAAP)	88.2%	85.6%
Adjusted medical benefits ratio(a)	88.7%	87.5%

(a) Refer to the basis of presentation for a discussion of non-GAAP financial measures.

WELLCARE HEALTH PLANS, INC.
SUPPLEMENTAL INFORMATION (Continued)
Reconciliation of Selling, General and Administrative Expense Ratios
(Unaudited; dollars in millions)

The Company reports its selling, general and administrative ("SG&A") expense ratio on an adjusted or non-GAAP basis modified to exclude the revenue effect of Medicaid premium taxes and ACA industry fee reimbursement from premiums. The Adjusted SG&A expense ratio also excludes the effect of acquisition-related transaction and integration costs in both 2019 and 2018 and investigation costs in 2018.

	For the Three Months Ended March 31,
	2019	2018
Company revenue:
As determined under GAAP	$6,762.2	$4,646.2
Medicaid premium taxes	(31.7)	(32.1)
ACA industry fee reimbursement	—	(64.7)
Adjusted revenue(1)	$6,730.5	$4,549.4

SG&A Expense:
As determined under GAAP	$503.8	$355.9
Adjustments:
Investigation costs	—	(0.1)
Transaction and integration costs	(9.8)	(2.7)
Adjusted SG&A Expense(1)	$494.0	$353.1

SG&A expense ratio:
As determined under GAAP	7.5%	7.7%
Effect of Medicaid premium taxes	0.1%	0.1%
Effect of ACA industry fee reimbursement	—%	0.1%
Effect of SG&A expense adjustments above(1)	(0.3)%	(0.1)%
Adjusted SG&A expense ratio(1)	7.3%	7.8%

(1) Refer to the basis of presentation for a discussion of non-GAAP financial measures.

WELLCARE HEALTH PLANS, INC.
SUPPLEMENTAL INFORMATION (Continued)

Reconciliation of Certain GAAP Financial Information
(Unaudited; dollars in millions, except per share data)

The Company reports adjusted operating results on a non-GAAP basis to exclude certain expenses and other items that management believes are not indicative of longer-term business trends and operations. The following table presents applicable financial information, as determined under GAAP, reconciled to the adjusted financial information for the same periods. Refer to the basis of presentation for a discussion of non-GAAP financial measures.

	For the Three Months Ended March 31, 2019				For the Three Months Ended March 31, 2018
	GAAP	Adjustments		Adjusted (Non-GAAP)	GAAP	Adjustments		Adjusted (Non-GAAP)

Selling, general, and administrative expense	$503.8	$(9.8)	(1)	$494.0	$355.9	$(2.8)	(1)	$353.1
Depreciation and amortization	$69.6	$(38.2)		$31.4	$36.4	$(10.5)		$25.9
Income tax expense	$33.5	$11.8	(2)	$45.3	$56.8	$3.2	(2)	$60.0
Effective tax rate	18.1%	1.4%	(2)	19.5%	35.8%	(0.9)%	(2)	34.9%
Net income	$151.4	$36.2		$187.6	$101.7	$10.1		$111.8
Net income margin	2.2%	0.6%		2.8%	2.2%	0.3%		2.5%

Earnings per share:
Basic	$3.02	$0.72		$3.74	$2.28	$0.23		$2.51
Diluted	$2.98	$0.71		$3.69	$2.25	$0.22		$2.47

(1) Comprised of investigation costs and transaction and integration costs, as disclosed in the "Reconciliation of Selling, General and Administrative Expense Ratios" table.

(2) Based on the effective income tax rates applicable to adjusted (non-GAAP) results, the company estimated the effect on income tax expense and the effective tax rate associated with the non-GAAP adjustments. Refer to the basis of presentation for a discussion of non-GAAP financial measures.